ARC DOCUMENT SOLUTIONS, INC.
RESTRICTED STOCK AGREEMENT

ARC Document Solutions, Inc. (the “Company”) hereby grants the following award of restricted stock pursuant to its 2021 Incentive Plan. The terms and conditions attached hereto are also a part hereof.

Notice of Grant

Name of recipient (the “Participant”):
Grant Date:
Number of shares of the restricted common stock, $0.001 par value per share (the “Common Stock”) awarded (“Restricted Shares”):
Vesting Start Date:

Vesting Schedule:

Vesting Date:	Number of Shares that Vest:

All vesting is dependent on the Participant remaining an Eligible Participant, as provided herein.

This restricted stock award satisfies in full all commitments that the Company has to the Participant with respect to the issuance of stock, stock options or other equity securities.

ARC Document Solutions, Inc.
Signature of Participant
Street Address	By: Name of Officer: Title:
City/State/Zip Code

ARC Document Solutions, Inc.
Restricted Stock Agreement
Incorporated Terms and Conditions
For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:
1.Issuance of Restricted Shares.
(a) In consideration of services rendered and to be rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions in this Restricted Stock Agreement (this “Agreement”) and in the Company’s 2021 Incentive Plan (the “Plan”), an award of Restricted Shares as set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”) effective as of the Grant Date set forth on the Notice of Grant.
(b) As promptly as practicable following the Grant Date, the Company shall issue one or more certificates in the name of the Participant for the Restricted Shares. Such certificate(s) shall initially be held on behalf of the Participant by the Company. Following the vesting of any Restricted Shares pursuant to Section 2 below, the Company shall, if requested by the Participant, deliver to the Participant a certificate representing the vested Restricted Shares. The Participant agrees that the Restricted Shares shall be subject to the forfeiture provisions set forth in Section 3 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.
2.    Vesting Schedule. The Restricted Shares shall vest in accordance with Vesting Schedule set forth in the Notice of Grant (the “Vesting Schedule”). Any fractional number of Restricted Shares resulting from the application of any percentages used in the Vesting Schedule shall be rounded down to the nearest whole number of Restricted Shares.
3.    Forfeiture of Unvested Restricted Shares Upon Cessation of Service. In the event that the Participant ceases to be an Eligible Participant (as defined below) for any reason or no reason, with or without cause, all of the Restricted Shares that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation. The Participant hereby authorizes the Company to take any actions necessary or appropriate to cancel any certificate(s) representing forfeited Restricted Shares and transfer ownership of such forfeited Restricted Shares to the Company; and if the Company or its transfer agent requires an executed stock power or similar confirmatory instrument in connection with such cancellation and transfer, the Participant shall promptly execute and deliver the same to the Company. The Participant shall have no further rights with respect to any Restricted Shares that are so forfeited. The Participant shall be an “Eligible Participant” if he or she is an employee, director or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants or advisors of which are eligible to receive awards of restricted stock under the Plan.
4.     Restrictions on Transfer. The Participant shall not sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Restricted Shares, or any interest therein, until such Restricted Shares have vested. The Company shall not be required to (i) transfer on its books any of the Restricted Shares which have been transferred in violation of any of the provisions of this Agreement or (ii) treat as owner of such Restricted Shares or to pay dividends to any transferee to whom such Restricted Shares have been transferred in violation of any of the provisions of this Agreement.
5.     Restrictive Legends.
All certificates representing Restricted Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under applicable law:
“These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”
6.    Rights as a Stockholder. Except as otherwise provided in this Agreement, for so long as the Participant is the registered owner of the Restricted Shares, the Participant shall have all rights as a shareholder with respect to the Restricted Shares, whether vested or unvested, including, without limitation, rights to vote the Restricted Shares and act in respect of the Restricted Shares at any meeting of shareholders; provided that the payment of dividends on unvested Restricted Shares shall be deferred until, and shall only be paid at, such time as the shares vest.
7.    Provisions of the Plan. This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.
8.    Tax Matters.
(a)    Acknowledgments; Section 83(b) Election. The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of the Restricted Shares and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Shares. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Shares.
THE PARTICIPANT ACKNOWLEDGES HE OR SHE SHALL NOT MAKE AN ELECTION UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.
(b)    Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the issuance or vesting of the Restricted Shares. The Participant shall satisfy such tax withholding obligations by transferring to the Company, on each date on which Restricted Shares vest under this Agreement, such number of Restricted Shares that vest on such date as have a fair market value (calculated using the last reported sale price of the common stock of the Company on the New York Stock Exchange on the trading date immediately prior to such vesting date) equal to the amount of the Company’s tax withholding obligation in connection with the vesting of such Restricted Shares. To effect such delivery of Restricted Shares, the Participant hereby authorizes the Company to take any actions necessary or appropriate to cancel any certificate(s) representing such Restricted Shares and transfer ownership of such Restricted Shares to the Company; and if the Company or its transfer agent requires an executed stock power or similar confirmatory instrument in connection with such cancellation and transfer, the Participant shall promptly execute and deliver the same to the Company. The Company shall not remove the restrictive legend described in Section 5 hereof from any shares of Common Stock until it is satisfied that all required withholdings have been made.
9.    Miscellaneous
(a)    No Right to Continued Service. The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of Restricted Shares is contingent upon his or her continued service to the Company, this Agreement does not constitute an express or implied promise of continued service relationship with the Participant or confer upon the Participant any rights with respect to a continued service relationship with the Company.
(b)    Amendment to the Plan; Additional Grants. The Participant understands and acknowledges that (i) the Plan is entirely discretionary, (ii) the Company has reserved the right to amend, suspend or terminate the Plan at any time, (iii) the grant of the Participant’s award does not in any way create any contractual or other right to receive additional grants of awards (or benefits in lieu of awards) at any time or in any amount and (iv) all determinations with respect to any additional grants, including (without limitation) the times when awards will be granted, the number of shares offered, the purchase price and the vesting schedule, will be at the sole discretion of the Company.
(c)    Compensation. The value of this award shall be an extraordinary item of compensation outside the scope of the Participant’s employment contract, if any, and shall not be considered a part of the Participant’s normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
(d)    Sharing of Participant Information.
(i)    The Participant hereby authorizes and directs the Company to disclose to any subsidiary any information regarding the Participant’s employment, the nature and amount of the Participant’s compensation and the fact and conditions of the Participant’s participation in the Plan, as the Company deems necessary or appropriate to facilitate the administration of the Plan.
(ii)    The Participant consents to the collection, use and transfer of personal data as described in this Section 9. The Participant understands and acknowledges that the Company and its subsidiaries hold certain personal information regarding the Participant for the purpose of managing and administering the Plan, including (without limitation) the Participant’s name, home address, telephone number, date of birth, social security (or social insurance) number, salary, nationality, job title, any shares or directorships held in the Company and details of all awards or any other entitlements to shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (the “Data”). The Participant further understands and acknowledges that the Company and/or its subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan and that the Company and/or any subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. The Participant understands and acknowledges that the recipients of Data may be located in the United States or elsewhere. The Participant authorizes such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering the Participant’s participation in the Plan, including a transfer to any broker or other third party with whom the Participant elects to deposit shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on the Participant’s behalf. The Participant may, at any time, view the Data, require any necessary modifications of Data or withdraw the consents set forth in this Section 9 by contacting the Corporate Human Resources Department of the Company in writing.
(e)    Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is agreeing, in accepting this award, to be bound by any clawback policy that the Company has in place or may adopt in the future; and (v) is fully aware of the legal and binding effect of this Agreement.
(f)    Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of California without regard to any applicable conflicts of laws provisions.